EXHIBIT 99.2

                    Earnings Conference Call October 21, 2004

Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. We have continuing good news to discuss with you today!

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. I'm here with Cliff Bown, VASCO's CFO, and Jan Valcke, VASCO's President and Chief Operating Officer, who is joining us from Brussels, Belgium.

Before we begin the conference call, I need to brief all of you on "Forward Looking Statements."

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS "BELIEVES," "ANTICIPATES," "PLANS," "EXPECTS," AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments - Ken Hunt

Today, we are going to review the results for 3rd quarter 2004, and give you some expectations for 4th quarter, 2004. We will also update the Company's guidance, presented in a range of percentages for revenue growth, gross margin, and operating income for full-year 2004.

I am pleased to report that, building on our turnaround in 2003, and our strong execution for the first six months of 2004, we have again delivered a very solid and profitable 3rd Quarter, 2004. In a word, we had another outstanding quarter. Our revenues were $7,400,000, up 32% over the 3rd Quarter of 2003; our Gross margin as a percentage of revenue was 70%, and our Operating Income as a percentage of revenue was 22.7%. What really pleases me personally is the strong contribution margin that we are generating from our business. Cliff Bown will comment further on this during his prepared remarks.

This performance is particularly impressive in that the 3rd quarter has historically been the Company's slowest quarter. In spite of fewer selling days due to European holidays and vacations, order intake and shipments were strong in other VASCO markets, reflective of the robust and growing demand for the Company's cost-effective products and solutions outside of Europe.

New accounts continued to grow during the 3rd quarter. During the quarter we sold an additional 103 new accounts, including 15 new banks, and 88 new Corporate Network Access customers. Almost all of these Corporate Network Access new accounts and many of the new bank customers were generated through our distributor and reseller partners. For 2004, we have produced 347 new accounts, including 48 banks and 299 corporate customers.


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We now have over 300 banks as customers, plus over 1,400 network access accounts including corporations, federal, state and local governments located in over 80 countries around the world.

The distributor/reseller channel is a continued focus for our business development staff. Program-to-date we have signed 36 distributors who, in turn, service a network of approximately 1400 resellers.

VASCO's Sustainable, Repeatable Sales Model:

Our strategy has been, and continues to be, to identify and develop markets whose customers will generate a sustainable and repeatable revenue stream to VASCO. These are organizations that have large audiences, including employees, customers, partners, suppliers, or other associated parties.

VASCO's strongest vertical market is banking and finance. These banks choose applications that will help them reduce their internal costs, offer more value to their customers, and attract new customers to the bank. These applications typically take years to deploy, giving VASCO the sustainable, repeatable revenue flow that I often describe. Within these same 300 banks, we have the opportunity to increase our penetration by securing additional applications and audiences not yet served. In summary, we still have a lot of room for growth in our existing customer base. Another interesting fact is that our total market opportunity is for over 50,000 banks that do business every day around the world.

A second growth market for VASCO continues to be Corporate Network Access (CNA). Working through growing Reseller and Solutions Partner networks that I mentioned before, VASCO is able to reach hundreds of thousands of potential end customers. Once these reseller partners are trained by VASCO, we support their efforts by participating with them at conventions, trade shows, and seminars. They do the selling and first line support. A continuing flow of their orders results in the sustainable, repeatable revenue flow that I often describe.

Last, an emerging market is E-commerce, with business and consumer audiences that the Company is well suited to serve. We have products with the price-point, ruggedness, and lifespan that are ideal for this market.

Our strong business continues, with approximately 12 million Digipass units sold and shipped through the end of 3rd quarter 2004. We expect that our unit sales will actually accelerate as we develop new markets and identify new audiences for the Company's products.

We are optimistic that, starting in 2005, a new standard for smart cards will begin deploying in Europe, and in Asia and South America starting in 2006. This new standard is known as EMV, which stands for Europay, MasterCard, Visa. VASCO has been investing in this new smartcard standard for over two years. VASCO's partner, MasterCard expects this new standard to dramatically decrease "card not present" fraud. VASCO, with its unconnected smartcard reader is planning to be a major supplier to the hundreds of millions of potential users, supplied through its traditional banking partners. Keep an eye out for this one!

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO's President and Chief Operating Officer. Jan, congratulations to you and your team on another great Quarter.

Comments By Jan

Thank you, Ken

After the best third quarter in VASCO's history, we will start the next phase in VASCO's growth plans. In 2005, VASCO will grow its number of employees, its presence in geographical and vertical markets, its product range and its position in existing markets. We have made a business plan by country and by market that we will execute from now.

People

People are the number 1 asset of a company. VASCO will grow its staff in the future, with the emphasis of hiring the right people in the right regions, and in the right departments. This will allow the company to take advantage of business opportunities in both new and existing markets at the same time. In total, VASCO plans to grow its number of employees from 87 right now to over 120 during 2005. VASCO will also investigate the opening of offices and branches in the world's leading business hubs. During 2004, VASCO opened two new offices. The Boston office was opened in Q1, whilst the Shanghai office opened its doors a couple of days ago. Besides its existing network of distributors and resellers, VASCO has signed tight partnership agreements with agents in over 10 key countries. With regards to the number of people that are working for VASCO, it is worthwhile mentioning that over 250 people are fulltime assembling Digipass tokens in the production plants of VASCO's Chinese subcontractors.


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Markets

With regards to markets, VASCO distinguishes geographical markets and vertical, application driven markets. Geographically, VASCO has developed a "hub" strategy, meaning that it will focus its business on the world's most important IT and Banking business hubs. This does not mean that VASCO will open an office in every one of these cities, but that there should be a - direct or indirect - presence of VASCO. At this moment, VASCO is already present in more than 80 countries with customers, distributors and resellers. VASCO has offices in Chicago, Brussels, Boston, Sydney, Brisbane, Bordeaux, Singapore and Shanghai. VASCO has business agents in 10 key countries. Vertical markets for VASCO are Banking, Business to Business e-commerce, Corporate Network Access (remote access, windows/web access, ID Management), Business to Consumer e-commerce, online transactions involving a credit card and e-government. VASCO has established itself as the nr 1 vendor of strong user authentication products to the financial sector, with over 300 banks as customers. 80% of the banks with the largest deployments of strong authentication tokens in the world, are VASCO customers. This sector keeps evolving positively for VASCO. More and more new banks have started using VASCO's products and some of the initial orders for Digipass are larger than ever before. VASCO has started a "VASCO business club", where banks that have deployed VASCO's product are discussing the benefits of deploying the Digipass Factory with prospects and new customers. The VASCO Banking Summit that has recently taken place in VASCO's European offices, was a first activity of the Business Club. And a successful activity, with more than 80 representatives of the world's leading banks present. From next year onwards, VASCO will localise its Banking Summit, and will organise this event in all of its key geographical markets. VASCO believes that its growth in the financial market will last, and even accelerate during the next years.

B-to-B deployments of VASCO tokens are popping up worldwide. We are typically talking about companies distributing tokens amongst their customers, who will be granted access to the database of the e-commerce company with Digipass.

Corporate Network Access has become an important market for VASCO, accounting for 17 % of its revenue during Q3. In this market, VASCO works together with the world's leading security solution vendors, such as Microsoft, IBM, Netscreen, Watchguard and many others. Digipass is perfectly suited for the Remote Access market, including the Windows/Web market. We will elaborate on this subject in the products chapter. The Corporate Network Access market can grow faster for VASCO in countries where Digipass is already used in large quantities in the banking world. This generally means that an important part of corporate decision makers and employees are acquainted with Digipass via e-banking, and that they will be easier convinced to use VASCO's products in a corporate environment.
In the business & consumer e-commerce market, VASCO has longstanding and trusted partnerships with the world's leading credit card issuers such as Mastercard, Europay, Visa and others. We expect that this market will begin to evolve in 2005 and to begin strong growth in 2006 E-government is a market that will be important for VASCO in the future. Right now, development and acceptance of e-ID cards and other large volume e-government markets is rather slow. However, we expect strong growth from that market sometime in the future. VASCO is ready for this (r-evolution with the right products, the right partnerships and its priceless know-how of the implementation of large volume authentication deployments. In brief, we can say that the b-to-b market, including banking, and C.N.A. are VASCO's existing sources of revenue right now. We expect these markets to contribute even stronger growth going forward. The b-to-c and e-government markets will happen in the future, starting in2005.

Products

VASCO is a product company. The quality of VASCO's products and the meticulous attention for production and are some of the main reasons for VASCO's success. VASCO's hardware Digipass production processes are subject to the highest quality standards. VASCO's production partners in China offer high quality work, and have the highest ISO standards. This results in a very trustworthy product, with an extremely low fall-out rate. VASCO is ahead of the evolutions with regards to environment friendly and ethical production. As an example, VASCO will start the lead free production of its tokens in the very short term. On the server side, VASCO has development centres in Brisbane (Australia) and Bordeaux (France). In order to enhance its server product offerings, VASCO has started to look for interesting partnerships in this field. The Digipass Pack for Windows Networks, a joint product of VASCO and Protocom, is a recent and successful example of this approach. As a token of VASCO's dedication to R&D in this field, I can tell you that VASCO has launched VACMAN Middleware 2.3 earlier today. VACMAN Middleware is the backbone of VASCO's Digipass Pack, the off-the-shelve product for the Remote Access market. We believe that the new version of VACMAN Middleware will strengthen our position in this market. VASCO will do more than just look for interesting partnerships in the Corporate Network Access market. VASCO will also implement a "make or buy" strategy. This means that it will investigate the possibility of acquiring companies and products that might complement VASCO's product offerings in the server field.


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Cash

Seven consecutive quarters of positive operating cash flow have dramatically strengthened VASCO's cash position. VASCO has an operating margin of about 22%. This means that VASCO can invest in growing its business. As we mentioned before, VASCO will grow its business by strengthening its staff, tackling existing and new geographical and vertical markets and complementing its product range. One thing is for sure. VASCO will not invest just for the pleasure of investing. If VASCO invests money in a project, the project has been thoroughly studied. VASCO will only spend cash if it is convinced that it will generate more revenue by doing so.

Thank you.

Introduce Cliff Bown:

At this time I would like to turn the call over to Cliff Bown, our Chief Financial Officer.

CLIFF:

Thank you Ken.

As many of you may have seen in our press release, revenues from continuing operations were $7.4 million for the quarter and $20.6 million for the nine months ended September 30, 2004. Revenues for the quarter were $1.8 million or 32% higher than the third quarter of 2003 and, for the first nine months, revenues were $3.9 million or 24% higher than the same period in 2003.

In addition to the year-over-year improvement in revenues, the revenues for the third quarter of 2004 also reflected the third consecutive increase in quarterly revenues, with the third quarter revenue exceeding the second quarter revenue by 3%.

Compared to 2003, the increase in revenue for the third quarter reflected a significant increase from both the Banking market and the Corporate Network Access market. Revenues in the third quarter of 2004 from the banking segment increased 35% over the third quarter of 2003 and revenues from the Corporate Network Access market segment increased 21%.

Compared to the second quarter of 2004, revenues from the banking market increased 6% while revenues from the Corporate Network Access market declined 9%. The decline in revenues from the Corporate Network Access market, albeit less than the decline in the quarter-over-quarter results in 2003, was due to the seasonal factors as noted previously.

For the first nine months of 2004 compared to 2003, revenues from the banking market increased 27% and revenues from the Corporate Network Access market increased 11%.

In terms of our two primary markets, Banking and Corporate Network Access, approximately 83% of our total revenue in the third quarter of 2004 came from the Banking segment with 17% coming from the Corporate Network Access segment. In the third quarter of 2003, approximately 81% came from the Banking and 19% came from the Corporate Network Access segment. On a year-to-date basis, the split in 2004 was approximately 80% banking and 20% Corporate Network Access versus 77% banking and 23% Corporate Network Access in 2003.


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The geographic distribution of our revenues continues to change. In the third quarter of 2004, approximately 72% of our revenue came from Europe, 16% came from the U.S. and the remaining 12% came from other countries, with notable contributions from South America in 2004. For the third quarter of 2003, 84% of the revenue was from Europe, 6% was from the U.S. and 10% was from other countries.

On a year-to-date basis, revenues from Europe have declined from 84% in 2003 to 78% in 2004 while revenues from the U.S. has increased from 7% in 2003 to 12% in 2004 and revenues from other countries have increased from 9% in 2003 to 10% in 2004. For reporting purposes, we include sales made by the U.S. sales force to customers in Canada as part of the U.S. sales numbers.

Gross profit as a percentage of revenue for the third quarter and first nine months of 2004 was approximately 70% and 71%, respectively, and compares to 62% and 60% for third quarter on first nine months in 2003, respectively. The improvement in gross profit as a percentage of revenue was primarily related to three factors; the change in mix of sales within our Banking segment, the lower average cost of product produced, and the stronger Euro. As noted in previous quarters, sales to new customers, both in the Banking and Corporate Network Access segments, are generally for smaller quantities and, therefore, have higher margins than sales to our larger customers in the Banking segment.

Operating expenses for the third quarter of 2004 were $3.5 million, an increase of $80,000 or 2% from the third quarter of 2003. Operating expenses for the first nine months of 2004 were $10.6 million, an increase of $1.4 million or 16% from 2003. Changes in exchange rates for the third quarter and first nine months resulted in an increase in expense of approximately $178,000 and $820,000, respectively. Excluding currency, expenses in the third quarter declined $98,000 or 3% and increased $614,000 or 7% for the first nine months of 2004 over the same periods in 2003. I will comment a little further on currency a bit later.

Excluding the impact of currency, expenses in the third quarter and first nine months of 2004 primarily reflected increases sales and marketing and with smaller increases in research and development expenses. General and administrative expenses declined compared to expenses incurred in the same periods of 2003.

The increases in sales and marketing expenses primarily reflected costs associated with staff focused on increasing our penetration in existing markets and agents that can help establish a presence in new markets. The increase also included additional spending on trade shows and expenditures directed at helping the reseller channel market our products.

The increase in research and development expense was primarily related to compensation.

As discussed in prior conference calls, changes in currency exchange rates can have a significant impact on our results. Approximately 80% of our operating expenses are denominated in currencies other than the U.S. Dollar. Two primary foreign currencies, the Euro and the Australian Dollar, were both stronger in the third quarter and first nine months of 2004 than in the comparable periods of 2003. The Euro was approximately 7% stronger in the third quarter and 11% stronger for the first nine months of 2004 compared to 2003 rates. The Australian Dollar was approximately 6% stronger in the third quarter and 17% stronger for the first nine months of 2004 compared to 2003 rates.

Also, as noted in previous calls, we attempt to balance our currency exposure in expenses by denominating a portion of our sales in Euros and Australian Dollars. We estimate that our sales were approximately $116,000 higher in the third quarter and $765,000 higher in the first nine months of 2004 than in the same periods of 2003 as a result of revenues being denominated in a foreign currency.

Operating income for the third quarter of 2004 was $1,681,000, an increase of $1,623,000 from the $58,000 reported in the third quarter of 2003. Operating income for the first nine months of 2004 was $4,059,000, an increase of $3,301,000 or 436% from the $758,000 reported for the same period in 2003. In fact, operating income for the third quarter and first nine months of 2004 both exceeded the operating income reported for the full year 2003, which was $1,123,000.


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Operating income as a percent of revenue, or operating margin, was approximately
23% for the quarter and 20% for the first nine months and is 22 percentage points and 15 percentage points better than the same periods in 2003. The improvement in operating margin is primarily attributed to the improvement in gross profit as a percentage of revenue but has also benefited from a reduction in operating expenses as a percentage of sales.

The improvement in operating margin, as Ken has mentioned previously, reflects the fact that our operating model is highly leverageable. We have been successful in growing revenue and gross margins without a commensurate increase in operating expenses. Under our model, the contribution margin from incremental revenues has resulted in significantly higher operating margins.

As we look forward, and as has been mentioned by Jan, we plan to invest a portion of our increased operating profit in discretionary programs that will increase our sales and marketing capability, and over time, are expected to generate incremental revenues from new geographic regions or increase our penetration in existing markets.

Other income and expense was an expense of $45,000 for the quarter and breakeven for the first nine months of 2004 and is $40,000 and $376,000 worse, respectively, than the same periods in 2003. The decline in other income and expense is primarily due to a reduction in exchange gains. In 2003, the Company benefited from the strengthening of the Euro as its term loan with Dexia Bank was denominated in U.S. dollars. That debt was repaid in the third quarter of 2003.

The Company reported income tax expense of $469,000 and $1,410,000 for the quarter and nine months ended September 30, 2004, respectively. For 2003, income tax expense was $225,000 for the third quarter and $489,000 the first nine months. The effective tax rate for the quarter and first nine months of 2004 was 28% and 34%, respectively. The effective tax rate declined from prior quarters as income is projected to be realized in countries where the Company can use its net operating loss carryforwards to offset taxable income.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) from continuing operations was $1,806,000 for the third quarter of 2004, an improvement of $1,486,000 or 464% from the third quarter of 2003. EBITDA from continuing operations for the first nine months of 2004 was $4,562,000, an improvement of $2,611,000 or 134% from the first nine months of 2003. EBITDA from continuing operations for the first nine months of 2004 also exceeded the EBITDA for full-year 2003, which was $2,299,000, by $2,263,000 or 98%.

The makeup of our workforce as of September 30, 2004 was 82 people worldwide with 53 in sales, marketing and customer support, 18 in research and development and 11 in general and administrative.

I would now like to make a few comments on the balance sheet. As a result of our strong operating performance during the third quarter of 2004, our balance sheet has continued to strengthen. During the third quarter, our cash balance increased $2,598,000, or 41%, to $8,948,000 and our working capital increased $1,552,000, or 22%, to $8,685,000. Looking forward, we do not expect our cash balances to grow at a similar rate in the fourth quarter, as the Company will be making scheduled tax payments in Belgium.

During the quarter our Days Sales Outstanding in accounts receivable declined from 58 days at the end of the second quarter to 43 days at the end of the third quarter.

Finally, I would like to note that the Company continues to have no term debt and maintains a line of credit for up to 2 million Euros that is secured by its receivables. There were no borrowings against the line as of September 30, 2004.

Now, I would like to turn the meeting back to Ken


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Comments on 3rd Quarter and Full-Year 2004 - Ken Hunt

We would like to comment now on 4th quarter and Full-Year 2004. As of this date, we have firm orders with shipments scheduled for the 4th quarter of approximately $6.8 million. Any new orders received before quarter's end and shipped during the quarter would be additive to this number.

Today, we are again modifying our guidance. First, we are upgrading full-year revenue growth of 15-25% to 23-27% in 2004 as compared to 2003. Second, we are upgrading our guidance for Gross Margin from a range of 62-67% to 65-69%, and third, we are upgrading our guidance for Operating Income from a range of 13-18% to 17-20%. Last, we maintain our guidance for DSO's to range from approximately 45 to 55 days.

We will publish our guidance for 2005 at our 4th Quarter earnings call in February 2005. As in the past, we expect to only comment on annual numbers, not quarterly numbers.

In summary, we are very pleased with what we have accomplished in the 3rd quarter and first 9 months of 2004. As in the past, we will not rest on our laurels and be satisfied with past performance as a measurement of our future achievements. You can rely on VASCO's people to do their very best, always!

Q&A Session:

This concludes our presentations today and we will now open the call for questions. Operator


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